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                                                                       Exhibit 8






                               Winston & Strawn
                             35 West Wacker Drive
                            Chicago, Illinois 60601


                                        December 19, 1997



Ameritech Capital Funding Corporation
30 South Wacker Drive
Chicago, Illinois 60606


Ameritech Corporation
30 South Wacker Drive
Chicago, Illinois 60606



Ladies and Gentlemen:

        We have acted as special counsel for Ameritech Capital Funding Corporation ("Capital Funding") and Ameritech Corporation ("Ameritech") in connection with the preparation of the Form S-3 Registration Statement (the "Registration Statement") filed with the Securities and Exchange Commission contemporaneously herewith under the Securities Act of 1933, as amended (the "Act"), which Registration Statement includes a Prospectus (the "Prospectus"). The Prospectus relates to Capital Funding's offer from time to time of debt securities, in one or more series, in an aggregate principal amount sufficient to result in net proceeds to Capital Funding of up to U.S. $2,000,000,000 (the "Debt Securities"). You have requested our opinion as to the accuracy of the description in the Prospectus of certain federal tax consequences relating to the Debt Securities.

        We have examined the Prospectus and such other documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

        It is our opinion that the discussion of the federal income tax consequences of defeasance under the caption "Defeasance and Discharge" within the Prospectus is an accurate description of the material federal income tax aspects of a defeasance of the Debt Securities.

        This opinion is not binding upon the Internal Revenue Service, and is rendered only as of the date hereof. We undertake no obligation to update this opinion after the date hereof. Finally, the Code and the Regulations thereunder are subject to change and new interpretation, both prospectively and retroactively, and such changes or new interpretations, as well as changes in the facts as they have been represented to or assumed by us, could affect our analysis and conclusions.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are experts within the meaning of the Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Act.



                                        Very truly yours,



                                        Winston & Strawn